Exhibit 99.1
OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Fourth Quarter and Year End 2010 and
Provides Update on Custirsen Clinical Development Program
BOTHELL, WA., and VANCOUVER, British Columbia, Mar. 10, 2011 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced its fourth quarter and year end 2010 financial results, reviewed updates to the Company’s development programs and provided an outlook for 2011.
“Over the course of the last twelve months we’ve delivered on our corporate objectives to initiate two Phase 3 clinical trials evaluating custirsen in castrate-resistant prostate cancer and a randomized Phase 2 clinical trial evaluating OGX-427 in chemo-therapy naïve advanced prostate cancer, creating a solid foundation for future success,” says Scott Cormack, president and CEO of OncoGenex. “We’ve entered 2011 with a diverse portfolio of novel cancer therapies, and the financial strength to enable us to achieve our objectives over the next several years.”
2010 Accomplishments and Clinical Updates:
•	In collaboration with Teva Pharmaceutical Industries Ltd., (NASDAQ: TEVA), we initiated a global Phase 3 clinical trial, referred to as the Prostate Cancer Saturn Trial, to evaluate a durable pain palliation benefit for custirsen in combination with docetaxel as second-line chemotherapy.
•	Updated data from the previously reported second-line, Phase 2 clinical trial shows pain responses were observed in over 50% of evaluable patients treated with custirsen plus docetaxel retreatment. Evaluable patients had pain or were on opioids for pain control. Of those patients that had a pain response, over 85% were durable pain responses defined as duration of 12 weeks or greater.
•	The trial initially enrolled 20 patients to receive custirsen plus docetaxel as second-line chemotherapy, and was later expanded to include an additional 25 patients. The updated median overall survival duration was 15.8 months for the initial 20 randomized patients and 12.8 months for the 45 combined patients who received custirsen plus docetaxel retreatment. Custirsen is designed to inhibit the production of clusterin, and previously presented data has shown that lower serum clusterin levels during custirsen treatment were correlated with longer duration of survival. The baseline characteristics suggest that patients in this study had poor prognosis for survival, particularly the 25 patients enrolled in the expanded group who had high serum clusterin levels at baseline.
•	Also in collaboration with Teva, we initiated a second, global Phase 3 clinical trial, referred to as the SYNERGY trial, to be conducted in approximately 125 cancer centers to evaluate a survival benefit.
•	Lastly, we initiated a randomized Phase 2, investigator-sponsored clinical trial evaluating OGX-427 as monotherapy in patients who have minimally symptomatic or asymptomatic advanced prostate cancer and who have not yet received chemotherapy.

Financial Results
Revenue for the fourth quarter and year ended December 31, 2010 decreased to $2.3 million and $13.6 million, respectively, compared with $25.5 million in both the fourth quarter and year ended December 31, 2009. The decrease in 2010 as compared to 2009 was due to lower revenue earned through our strategic collaboration with Teva for the development of custirsen that was entered into in December 2009. At December 31, 2010, $21.6 million of the upfront payment received from Teva in December 2009 was included in our Balance Sheet as Deferred Collaboration Revenue, which we are amortizing over the expected performance period of our deliverables under the agreement. We currently expect this performance period to end in the fourth quarter of 2012.
Total operating expenses for the fourth quarter and year ended December 31, 2010 were $4.2 million and $28.4 million, respectively, compared with $18.7 million and $28.1 million in the fourth quarter and year ended 2009. The decrease in operating expenses for the fourth quarter of 2010 was primarily due to 2009 milestones owed to Isis and the University of British Columbia resulting from the Collaboration Agreement with Teva. This decrease in milestone expense was offset by higher manufacturing costs, employee costs and clinical trial costs associated with the custirsen Phase 3 clinical trials.
Net loss for the fourth quarter and year ended December 31, 2010 increased to $2.8 million, or $0.31 per diluted common share, and $12.6 million, or $1.79 per diluted common share, respectively, compared to net income in the fourth quarter of 2009 of $3.9 million, or $0.64 per diluted common share, and a net loss of $5.5 million, or $0.95 per diluted common share, in the year ended 2009. The increase in net loss was primarily due to lower revenue recognized in the fourth quarter of 2009 in connection with the Collaboration Agreement with Teva.
We had $85.1 million in cash, cash equivalents and short-term investments as of December 31, 2010, compared to $64.6 million as of December 31, 2009.
2011 Outlook and Financial Guidance
In addition to our continued efforts to drive accrual for the ongoing custirsen and OGX-427 clinical trials, we have the following key objectives for 2011:
•	In collaboration with Teva, we plan to initiate a Phase 3 clinical trial to evaluate a survival benefit for custirsen in combination with first-line chemotherapy in patients with non-small cell lung cancer (NSCLC).
•	The trial is expected to enroll approximately 950 patients, an increase of over 35% as compared to the original commitment under the collaboration agreement by our development partner, Teva. This study will include two futility assessments and one interim analysis for efficacy. The first-line chemotherapy regimen has been selected as carboplatin and paclitaxel.

•	We expect to initiate a Phase 2, company-sponsored clinical trial of OGX-427 in patients with metastatic bladder cancer. The proposed trial design is a three-arm, randomized, controlled Phase 2 in combination with standard chemotherapy in the first-line metastatic setting.
•	Each arm would enroll approximately 60 patients and the trial would be initiated in sites throughout the United States, Canada and Europe.
•	We expect 2011 operating cash requirements of between $31 million and $35 million, ending 2011 with between $50 million and $54 million.
Based on our current forecast, and excluding any proceeds from potential new partnerships or financings we expect that our existing capital resources will support our operations into 2014. As at March 8, 2011, we had 9,714,501 shares outstanding.
Conference Call Details
OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, March 10, 2011, to provide a business update and discuss the fourth quarter and year ended 2010 results. A live event will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ:TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011. OGX-427 is in Phase 2 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
More information about OncoGenex is available at www.oncogenex.com.

OncoGenex’ Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities, the potential benefits of our product candidates, our key 2011 objectives, and our anticipated future expenses, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2010. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
OncoGenex Contact:
Jaime Welch
(604) 630-5403
jwelch@oncogenex.com

Condensed Statements of Operations
(in thousands except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)
Collaboration revenue	$2,334	$25,539	$13,616	$25,539

Operating expenses
Research and development	$2,301	$13,908	$18,483	$20,209
General and administrative	1,948	1,291	5,840	3,961
Restructuring expense	—	3,457	4,038	3,951

Total operating expenses	4,249	18,656	28,361	28,121

Other income (expense)	(885)	(3)	(839)	117

Loss (income) for the period before taxes	2,800	(6,880)	15,584	2,465
Income tax expense (recovery)	—	2,999	(3,000)	3,011

Net loss (income)	2,800	(3,881)	12,584	5,476

Basic and diluted loss (income) per common shares	$0.31	$(0.64)	$1.79	$0.95
Weighted average number of common shares	8,914,287	6,057,476	7,030,903	5,766,850

Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and short term investments	$85,107	$64,568
Amounts receivable	1,224	3,109
Prepaid and other current assets	2,987	722
Property, equipment and other assets	600	581

Total assets	$89,918	$68,980

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$893	$14,453
Deferred Collaboration Revenue	10,000	10,000
Current portion of long term obligations	1,314	1,328
Warrant liability	15,269	—
Long term liabilities	18,317	20,240

Stockholders’ equity	$44,125	$22,959

Total liabilities and stockholders’ equity	$89,918	$68,980